Exhibit 99.2

Contacts: Julie Henderson (310) 369 0773 jhenderson@21cf.com Nathaniel Brown (212) 852 7746 nbrown@21cf.com

21ST CENTURY FOX NOMINATES JEFFREY W. UBBEN FOR ELECTION TO BOARD OF DIRECTORS

New York, NY – September 29, 2015 – 21st Century Fox (NASDAQ: FOXA, FOX) announced today that its Board of Directors has nominated Jeffrey W. Ubben, Founder, Chief Executive Officer and Chief Investment Officer of ValueAct Capital, for election to the Company’s Board at the Annual Meeting of Stockholders to be held in 2015. With the nomination of Mr. Ubben, the Company would expand its Board from 12 to 13 directors.

Rupert Murdoch and Lachlan Murdoch, Executive Chairmen of 21st Century Fox, said, “Jeff will bring to our Board a great perspective as a global investor and a shared belief in building long-term value for shareholders. Our Board and senior management team have developed a highly-valued relationship with Jeff and we are pleased he has accepted the Board’s invitation to stand for election.”

Mr. Ubben said, “I have been extremely impressed with 21st Century Fox’s senior leadership team and directors and their collective vision for the Company’s continued growth in a dynamic industry. The rapidly changing media landscape presents significant opportunities, and I believe 21st Century Fox is uniquely positioned to leverage its global presence and market leadership to create further long-term value for all stockholders. If elected by shareholders, it would be a privilege to serve on the Board of such a well-respected and admired global media organization. I look forward to the opportunity to work closely with fellow board members and management to contribute to the long-term success of the Company.”

Rod Eddington, lead independent director of 21st Century Fox’s Board said, “We are so pleased about the prospect of having Jeff join our Board. Jeff and ValueAct Capital have a very strong track record of positive and collaborative engagement with the companies in which they invest. We have seen that cooperative and productive approach first-hand, and there is clear alignment with the rest of the directors on our long-term strategy. Jeff will be of great value to our Board and our stockholders.”

In conjunction with Mr. Ubben’s nomination, 21st Century Fox and ValueAct Capital have entered into an agreement regarding ValueAct Capital’s ongoing ownership of shares in the Company. A copy of the agreement will be included as an exhibit to the Current Report on Form 8-K that 21st Century Fox will file today with the Securities and Exchange Commission.

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Contacts: Julie Henderson (310) 369 0773 jhenderson@21cf.com Nathaniel Brown (212) 852 7746 nbrown@21cf.com

About Jeffrey W. Ubben

Jeffrey W. Ubben is a Founder, Chief Executive Officer and the Chief Investment Officer of ValueAct Capital. Mr. Ubben is a director of Willis Group Holdings plc, a former chairman and director of Martha Stewart Living Omnimedia, Inc., and a former director of Catalina Marketing Corp., Gartner Group, Inc., Mentor Corporation, Misys, plc, Sara Lee Corp., Valeant Pharmaceuticals International and several other public and private companies. In addition, Mr. Ubben serves as chairman of the national board of the Posse Foundation, is on the board of trustees of Duke University, and is also on the board of trustees of Northwestern University. He has a B.A. from Duke University and an M.B.A. from the J. L. Kellogg Graduate School of Management at Northwestern University.

About 21st Century Fox

21st Century Fox is the world’s premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching more than 1.8 billion subscribers in approximately 50 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, FOX Sports, Fox Sports Network, National Geographic Channels, STAR India, 28 local television stations in the U.S. and more than 300 channels that comprise Fox International Channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and a 50% ownership interest in Endemol Shine Group. The Company also holds a 39.1% ownership interest in Sky, Europe’s leading entertainment company, which serves 21 million customers across five countries. For more information about 21st Century Fox, please visit www.21CF.com.

Participants in the Solicitation

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of 21st Century Fox in connection with the 2015 Annual Meeting of Stockholders. Information about the executive officers and directors of 21st Century Fox and their ownership of 21st Century Fox common stock is set forth in the proxy statement for 21st Century Fox’s 2014 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on September 29, 2014, and will be updated in the proxy statement for 21st Century Fox’s 2015 Annual Meeting of Stockholders. 21st Century Fox advises stockholders to read the proxy statement for the 2015 Annual Meeting of Stockholders when it becomes available because it contains important information about the election of directors and any other matters to be presented at the 2015 Annual Meeting of Stockholders. Stockholders may obtain free copies of the proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the proxy statement for the 2015 Annual Meeting of Stockholders by accessing http://investor.21cf.com/sec.cfm.